Exhibit 99.2

BIO-TECHNE DECLARES DIVIDEND AND NEW SHARE REPURCHASE PROGRAM

MINNEAPOLIS, February 1, 2022/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.32 per share for the quarter ended December 31, 2021. The quarterly dividend will be payable February 25, 2022, to all common shareholders of record on February 11, 2022. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Bio-Techne also announced today that its board of directors has approved a new share repurchase program authorizing the repurchase of up to $400 million of common stock. The new share repurchase program begins February 2, 2022 and replaces the previous program. The timing and number of shares to be repurchased will depend on factors such as the share price, economic and market conditions, and corporate and regulatory requirements. The share repurchase program may be suspended, amended, or discontinued at any time and does not obligate the Company to acquire any specific dollar amount or number of shares of common stock.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $931 million in net sales in fiscal 2021 and has approximately 2,700 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward looking statements in this press release include statements regarding potential future repurchase of Bio-Techne common stock. The following important factors, among others, have affected and, in the future, could affect the Company's actual results and future share price: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416